Exhibit 10.12

TRANSITION RETENTION BONUS AGREEMENT

Purpose:	The purpose of this transition retention bonus agreement (the “Agreement”) is to retain key contributors during a critical transition period for Genworth Financial, Inc. (together with its affiliates, the “Company”). This Bonus is being awarded in recognition of the significant role you will have during the Transition Bonus Period.

TRANSITION RETENTION BONUS

Name:	Evan Stolove

Transition Bonus Period:	The “Transition Bonus Period” is the period beginning on the effective date of this Agreement and ending on October 1, 2021.

Bonus Amount:	You are eligible to receive a Bonus payment equivalent to $150,000, less applicable deductions and withholdings (the “Bonus”), subject to the terms and conditions herein.

Bonus Payment Date:	The Bonus will be paid within 45 calendar days of the end of the Transition Bonus Period.

Payout Criteria:	In order become eligible for the Bonus, you must either (i) remain actively employed with the Company (or its affiliates or successors) for the duration of the Transition Bonus Period; (ii) have your employment terminated pursuant to a Layoff, as defined herein, during the Transition Bonus Period; or (iii) suffer death or total disability (such that you are permanently incapable, with or without reasonable accommodation, of performing your duties for the Company) during the Transition Bonus Period.

Layoff:	For the purpose of this Agreement, “Layoff” means (1) your base salary is reduced by more than 20%; (2) your principle work location is permanently relocated to an area outside a 50 mile radius of its current location; or (3) you experience job loss due to a layoff as defined in the Company Layoff Payment Plan. Layoff does not mean a change or reduction in your current duties or responsibilities. Layoff does not include termination for cause (“Cause”) as a result of or following (i) your conviction, guilty plea, or plea of no contest to any crime constituting a felony or any other offense involving fraud; or (ii) your violation of any Company Policy or the Company Code of Ethics. If the Company offers you continuing employment in any capacity at a comparable base salary and you fail to accept it, you have not experienced Layoff and you will not be eligible to receive any Bonus on the Bonus Payment Date.

Forfeiture:
Notwithstanding anything in this Agreement to the contrary, your entitlement to the Bonus, if any, will be forfeited in full if, at any time prior to the expiration of the Transition Bonus Period, you:
•resign your employment for any reason,
•are terminated for any reason other than a Layoff,
•are placed on a performance improvement plan,
•breach this Agreement, or
•are offered any position with the Company or a successor employer and you fail to accept that offer.
Additionally, if you violate the Confidentiality, Non-Solicitation, Non-Competition, or Non- Disparagement provisions of this Agreement, it will be considered a material breach of this Agreement and you will (i) forfeit your eligibility for any Bonus and (ii) promptly repay to the Company any Bonus previously paid to you under this Agreement.

Employment at Will:	This Agreement is not a guarantee of employment for any fixed period of time. You may terminate your employment or have your employment terminated by the Company at any time, for any lawful reason.

Confidentiality:	You must keep the terms of this Agreement and the existence of the Bonus opportunity, including the amount, strictly confidential and not disclose them to any person at any time, other than your spouse or legal and financial advisor(s), unless compelled by law to do so. You must not at any time during your employment by the Company or thereafter, use or disclose to others any “Confidential Information” (as defined in the Company’s Code of Ethics).

Non-Solicitation:	Unless expressly waived in writing by the Executive Vice President of Human Resources of the Company (or her successor), during and for a period of 12 months following the cessation of your employment with the Company, you agree not to directly or indirectly, (i) recruit, hire, retain or attempt to recruit, hire or retain, any then-current employee or agent of the Company or any former employee or agent of the Company who was employed by or providing services to the Company within the prior 6 months, for employment or engagement with an entity other than the Company, or (ii) solicit or encourage any agent or employee of the Company to terminate his or her employment or other engagement with the Company.

Non-Competition:	Unless expressly waived in writing by the Executive Vice President of Human Resources of the Company (or her successor), during and for a period of 12 months following the cessation of your employment with the Company, you agree that you will not, whether as an employee, director, consultant, independent contractor or otherwise, perform Restricted Activities for any person or entity that provides Competitive Services. “Restricted Activities” means services, duties or responsibilities that are the same as, or substantially similar to, those performed by you on behalf of Company at any time during the 12 months preceding the cessation of your employment with the Company. “Competitive Services” means the business of providing insurance products competitive with, or that are substantial substitutes for, those provided by the Company, and/or products and services related to same. Notwithstanding the foregoing, Employee may passively own or hold equity securities of companies or entities that engage in Competitive Services, provided that (i) such equity securities are publicly traded on a securities exchange, and (ii) Employee’s aggregate holdings of such securities do not exceed at any time one percent (1%) of the total issued and outstanding equity securities of such company or entity.

Non-Disparagement:	You will not make or cause to be made any statements (whether oral or written, public or private) that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors, employees, products or services. Nothing in this section will limit your ability to provide truthful testimony or information in response to a subpoena, court order, or investigation by a government agency.

Release Required:	Any Bonus payable pursuant to this Agreement shall only be payable if you execute, deliver to the Company and do not revoke, in a form acceptable to and provided by the Company, a full general release of all claims of any kind whatsoever that you have or may have against the Company and its officers, directors and employees, known or unknown, arising on or before the date on which you execute such release. Such release must be executed and all revocation periods shall have expired prior to the payment of the Bonus; failing which your entitlement to the Bonus, if any, shall be forfeited. If any payment hereunder constitutes non-exempt deferred compensation for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), the payment shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

Resolve:	Any disagreement between you and the Company concerning anything covered by this Agreement or concerning the Bonus will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by you and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Agreement.

Governing Law:	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

Section 409A:	This Agreement is intended to be exempt from or, in the alternative, comply with Section 409A and the interpretive guidance thereunder, including the exception for short-term deferrals. The Agreement shall be construed and interpreted in accordance with such intent. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax effect for Executive's compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

Successors and Assigns:	This Agreement shall be binding upon and inure to the benefit of the Company’s successors, including any entity that succeeds to the business and interests of the Company whether by merger, consolidation, purchase of assets or otherwise, of all or substantially all of the Company’s assets and business. This Agreement and all rights hereunder are not assignable by you; except that any amounts payable under this Agreement upon your death shall be payable to your heirs or other legal representatives, as the case may be.

Entire Agreement:	Except as explicitly provided above, this Agreement constitutes the entire understanding between the Company and you with respect to the subject matter hereof and supersedes any and all prior understandings or agreements with respect to the subject matter hereof, written or oral.

No Waiver:	No failure or delay on the part of the Company in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.
I have read and understand the terms and conditions of this Agreement as set forth above:

	/s/ Evan Stolove	1/03/2021
	Signature	Date
Genworth Financial, Inc.
	/s/ Pamela Harrison	1/08/2021
	By: Pamela Harrison	Date